Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

MONOMOY CAPITAL PARTNERS TO ACQUIRE

COBRA ELECTRONICS CORPORATION

CHICAGO, IL – AUGUST 28, 2014 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, and Monomoy Capital Partners II, L.P. (“Monomoy”) a New York private equity fund focused on value investing and business improvement, announced today that Cobra Electronics and entities affiliated with Monomoy have executed a definitive merger agreement pursuant to which an affiliate of Monomoy will acquire all of the outstanding shares of common stock of Cobra Electronics at $4.30 per share in cash.

Under the terms of the agreement, an affiliate of Monomoy will commence a tender offer to purchase all outstanding shares of common stock of Cobra Electronics at a price of $4.30 per share in cash within ten business days. The offer is conditioned on, among other things, the tender of a majority of the outstanding shares of Cobra Electronics’ common stock, calculated on a fully diluted basis. The merger agreement provides that, promptly after the closing of the tender offer, any shares not tendered in the tender offer (other than shares for which appraisal is properly sought under applicable law) will be acquired in a second-step merger at the same cash price as paid in the tender offer.

Directors and officers of Cobra Electronics holding approximately 2.6% of Cobra Electronics’ outstanding shares of common stock, on a fully diluted basis, have executed support agreements pursuant to which each of them will tender their shares in the tender offer.

“This transaction will deliver to Cobra Electronics’ shareholders certainty of value and liquidity in the form of a cash payment immediately upon closing,” said Jim Bazet, Chairman and Chief Executive Officer of Cobra Electronics. “We are excited to work with Monomoy as this transaction marks the next stage in the evolution of the Cobra brand.”

“We are thrilled to add Cobra’s market leading products to the Monomoy portfolio,” said Justin Hillenbrand, Co-CEO of Monomoy. “We look forward to working with Cobra’s team members, suppliers and customers for many years to come.”

In addition to the minimum tender condition, the transaction is subject to other customary closing conditions. The transaction is expected to close in the fourth quarter of this year. William Blair & Co., LLC acted as financial advisor, and Sidley Austin LLP acted as legal advisor, to Cobra Electronics. Houlihan Lokey acted as financial advisor, and Kirkland & Ellis, LLP acted as legal advisor, to Monomoy Capital Partners.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

About Monomoy Capital Partners

Monomoy Capital Partners is a private equity firm with $700 million in committed capital that makes controlling investment in middle market businesses in the manufacturing, distribution, consumer product and foodservice sectors. Over the past five years, Monomoy has closed 43 middle market acquisitions. Its portfolio companies generate over $1.2 billion in combined sales and employ more than 6,000 people across four continents. Monomoy implements customized business improvement programs at its portfolio companies that reduce operating expenses, increase profitability and support profitable growth. Please visit www.mcpfunds.com for a detailed description of Monomoy and its portfolio companies.

Safe Harbor

This release contains forward-looking statements. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Important Additional Information

This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of common stock of Cobra Electronics Corporation (the “Company”). The tender offer (the “Offer”) described in this press release for all of the outstanding shares of common stock of the Company has not yet commenced. Upon commencement of the Offer, Venom Electronics Holdings, Inc. will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase, Letter of Transmittal and related tender offer documents, the “Tender Offer Documents”) with the Securities and Exchange Commission (the “SEC”). Following

commencement of the Offer, the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”). Before making any investment decision, Investors and shareholders of the Company are strongly advised to read the Tender Offer Documents, the Schedule 14D-9 and other relevant materials when they become available, because they will contain important information.

Investors and shareholders of the Company can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Copies of the Schedule 14D-9 and other documents filed by the Company with the SEC will be available at no charge under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website, www.cobra.com.

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